Tenzer Greenblatt LLP
                              405 Lexington Avenue
                              New York, N.Y. 10174






                                                                October 13, 1998




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D. C. 20549-1004

                  Re: Finlay Enterprises, Inc.
                      ------------------------

Gentlemen:

     We have acted as counsel to Finlay Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a post-effective amendment to the Company's Registration Statement on Form S-8 (Registration No. 333-40967) (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, of 500,000 additional shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of the Company reserved for issuance pursuant to awards (the "Awards") granted or available for future grant under the Company's 1997 Long Term Incentive Plan, as amended (the "1997 Plan"). On November 25, 1997, the Company filed the Registration Statement with the Securities and Exchange Commission in order to register under the Act 350,000 shares of Common Stock reserved for issuance pursuant to Awards granted or available for grant under the 1997 Plan. On June 22, 1998, the stockholders of the Company approved and adopted an amendment to the 1997 Plan which increased by 500,000 shares of Common Stock the number of shares available for issuance under the 1997 Plan.

     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, each as amended to date, the minutes and other records of the proceedings of the Board of Directors and of the stockholders of the Company, the 1997 Plan and such other documents, corporate and public records,

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agreements,  and certificates of officers of the Company and of public and other officials, and we have considered such questions of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to any
facts   material  to  this  opinion,   we  have  relied  upon   statements   and
representations of officers and other representatives of the Company.

     Based on and subject to the foregoing, we hereby advise you that, in our opinion, (i) the issuance and sale of Shares pursuant to Awards granted under the 1997 Plan, in each case in accordance with the terms and subject to the conditions set forth in the respective agreements governing such Awards (the "Award Agreements"), have been duly authorized and (ii) when any such Shares are issued in accordance with the terms and subject to the conditions set forth in the respective Award Agreements, such shares of Common Stock will be validly issued, fully paid and nonassessable.

     We are lawyers admitted to practice only in the State of New York. Although none of the members of this firm is admitted to the bar of the State of Delaware, in rendering this opinion we have considered the General Corporation Law of such State. Accordingly, the foregoing opinion is limited solely to the effect of the laws of New York and of the United States of America, and the General Corporation Law of the State of Delaware.

                  We hereby consent to the reference to our firm in the Company's Registration Statement on Form S-8.

                                               Very truly yours,

                                           /s/Tenzer Greenblatt LLP

                                             TENZER GREENBLATT LLP